Exhibit 99.1

MYR Group Expands Upon Its Announcement Regarding the Appointment of Betty R. Johnson as Senior Vice President, Chief Financial Officer and Treasurer

Rolling Meadows, Ill., October 20, 2015 — MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States and Canada, announced the appointment of Betty R. Johnson as MYR’s Senior Vice President, Chief Financial Officer and Treasurer, effective October 19, 2015. Ms. Johnson will replace Mr. Paul Evans as Chief Financial Officer and Treasurer. The transition was not related to any issues or concerns around MYR's historical financial statements or any disagreement regarding the application of any accounting policies or procedures.

Bill Koertner, MYR’s President and CEO said, “As I previously noted, we are very happy to welcome Betty back to MYR’s management team. This transition was driven by the opportunity for MYR to retain Ms. Johnson as SVP, CFO and Treasurer and our belief that she is the right person to serve as our CFO and Treasurer at this time."

About MYR Group Inc.

MYR Group is a leading specialty contractor serving the electrical infrastructure market throughout the United States and Canada, and has the experience and expertise to complete electrical installations of any type and size. MYR Group's comprehensive services on electric transmission and distribution networks and substation facilities include design, engineering, procurement, construction, upgrade, maintenance and repair services. MYR Group's transmission and distribution customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. MYR Group also provides commercial and industrial electrical contracting services to general contractors, commercial and industrial facility owners, local governments and developers generally throughout the western and northeastern United States. For more information, visit myrgroup.com.

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com